Exhibit 99.1

FOR IMMEDIATE RELEASE

Cephalon Receives FDA Approval

For Risk Evaluation and Mitigation Strategy for FENTORA and ACTIQ

FRAZER, Pa., July 21, 2011 — Cephalon, Inc. (Nasdaq: CEPH) announced today that the U.S. Food and Drug Administration (FDA) approved the Risk Evaluation and Mitigation Strategy (REMS) for FENTORA® (fentanyl buccal tablet) [C-II] and ACTIQ® (oral transmucosal fentanyl citrate) [C-II].  Both products are indicated for the management of breakthrough pain in opioid-tolerant patients with cancer.  Under this REMS, pharmacies and healthcare professionals who prescribe FENTORA and ACTIQ will enroll by completing an education module and knowledge assessment focused on safety information including appropriate patient selection.  Healthcare professionals who prescribe these products will also educate patients as part of the program.  Cephalon expects that enrollment in the REMS program will begin in September 2011.

The goals of the REMS are to ensure proper patient selection, to prevent accidental exposure and inappropriate conversion between fentanyl products, as well as to mitigate the potential risks of misuse, abuse, addiction, and overdose.  The newly-approved REMS will replace the existing risk management programs for ACTIQ and FENTORA.

“The FENTORA and ACTIQ REMS demonstrate Cephalon’s commitment to patient safety while maintaining access to these medicines for the often debilitating breakthrough pain experienced by many opioid-tolerant patients with cancer,” said Dr. Lesley Russell, Chief Medical Officer, Cephalon. “The program provides education and systems to support safe use of FENTORA and ACTIQ, preserving availability of the medicines to patients through retail pharmacies and using other systems already familiar to prescribers and pharmacists.”

When implemented, the FENTORA and ACTIQ REMS will provide checks and balances within the distribution channel to provide safeguards to help assure dispensing to patients appropriate for the medications.  All stakeholders can enroll in the system any time beginning in September 2011.  There will be a transition period of about six months following launch of the REMS after which no prescription may be dispensed unless the prescriber and pharmacy are enrolled.

Cephalon will provide regular updates to FDA regarding the effectiveness of the REMS.  Based on these evaluations, Cephalon plans to open discussions with FDA regarding the Company’s pending supplemental New Drug Application for FENTORA as a treatment for opioid-tolerant patients with non-cancer breakthrough pain.

Important Safety Information

WARNING: IMPORTANCE OF PROPER PATIENT SELECTION, DOSING, and POTENTIAL FOR ABUSE

Reports of serious adverse events, including deaths in patients treated with ACTIQ® have been reported.  Deaths occurred as a result of improper patient selection (e.g., use in opioid non-tolerant patients) and/or improper dosing. The substitution of ACTIQ for any other fentanyl product may result in fatal overdose.

ACTIQ is indicated only for the management of breakthrough cancer pain in patients with malignancies who are already receiving and who are tolerant to around-the-clock opioid therapy for their underlying persistent cancer pain. Patients considered opioid tolerant are those who are taking around-the-clock medicine consisting of at least 60 mg of oral morphine daily, at least 25 mcg of transdermal fentanyl/hour, at least 30 mg of oral oxycodone daily, at least 8 mg oral hydromorphone daily or an equianalgesic dose of another opioid for a week or longer.

ACTIQ is not indicated for use in opioid non-tolerant patients including those with only as needed (PRN) prior exposure.

Life-threatening respiratory depression could occur at any dose in opioid non-tolerant patients. Deaths have occurred in opioid non-tolerant patients.

ACTIQ is contraindicated in the management of acute or postoperative pain including headache/migraine.

When prescribing, do not convert patients on a mcg per mcg basis to ACTIQ from other fentanyl products.

When dispensing, do not substitute an ACTIQ prescription for other fentanyl products. Substantial differences exist in the pharmacokinetic profile of ACTIQ compared to other fentanyl products that result in clinically important differences in the extent of absorption of fentanyl. As a result of these differences, the substitution of ACTIQ for any other fentanyl product may result in fatal overdose.

Special care must be used when dosing ACTIQ. If the breakthrough pain episode is not relieved 15 minutes after completion of the ACTIQ unit, patients may take ONLY ONE additional dose using the same strength and then must wait at least 4 hours before taking another dose [see Dosage And Administration (2.2)].

ACTIQ contains fentanyl, an opioid agonist and a Schedule II controlled substance, with an abuse liability similar to other opioid analgesics.  ACTIQ can be abused in a manner similar to other opioid agonists, legal or illicit.  This should be considered when prescribing or dispensing ACTIQ in situations where the physician or pharmacist is concerned about an increased risk of misuse, abuse or diversion.  Schedule II opioid substances which include morphine, oxycodone, hydromorphone, oxymorphone, and methadone have the highest potential for abuse and risk of fatal overdose due to respiratory depression.

Patients and their caregivers must be instructed that ACTIQ contains a medicine in an amount which can be fatal to a child. Death has been reported in children who have accidentally ingested ACTIQ. All units must be kept out of the reach of children and opened units properly discarded [see Warnings And Precautions (5.3), Patient Counseling Information (17.5, 17.6), and How Supplied/Storage And Handling (16.2)].

ACTIQ is intended to be used only in the care of cancer patients and only by oncologists and pain specialists who are knowledgeable of and skilled in the use of Schedule II opioids to treat cancer pain.

The concomitant use of ACTIQ with strong and moderate cytochrome P450 3A4 inhibitors may result in an increase in fentanyl plasma concentrations, and may cause potentially fatal respiratory depression [see Drug Interactions (7)].

WARNINGS: IMPORTANCE OF PROPER PATIENT SELECTION, DOSING, and POTENTIAL FOR ABUSE

Reports of serious adverse events, including deaths in patients treated with FENTORA have been reported.  Deaths occurred as a result of improper patient selection (e.g., use in opioid non-tolerant patients) and/or improper dosing.  The substitution of FENTORA for any other fentanyl product may result in fatal overdose.

FENTORA is indicated only for the management of breakthrough pain in patients with cancer who are already receiving and who are tolerant to around-the-clock opioid therapy for their underlying persistent cancer pain. Patients considered opioid tolerant are those who are taking around-the-clock medicine consisting of at least 60 mg of oral morphine daily, at least 25 mcg/hour of transdermal fentanyl, at least 30 mg of oral oxycodone daily, at least 8 mg of oral hydromorphone daily or an equianalgesic dose of another opioid daily for a week or longer.

FENTORA is contraindicated in the management of acute or postoperative pain including headache/migraine. FENTORA is not indicated for use in opioid non-tolerant patients including those with only as needed (PRN) prior exposure to opioids.

Life-threatening respiratory depression could occur at any dose in opioid non-tolerant patients. Deaths have occurred in opioid non-tolerant patients.

When prescribing, do not convert patients on a mcg per mcg basis from any other fentanyl products to FENTORA.  Carefully consult the Initial Dosing Recommendations table. [See Dosage and Administration (2.1)]

When dispensing, do not substitute a FENTORA prescription for other fentanyl products.  Substantial differences exist in the pharmacokinetic profile of FENTORA compared to other fentanyl products that result in clinically important differences in the extent of absorption of fentanyl.  As a result of these differences, the substitution of FENTORA for any other fentanyl product may result in fatal overdose.

Special care must be used when dosing FENTORA. If the breakthrough pain episode is not relieved after 30 minutes, patients may take ONLY one additional dose using the same strength and must wait at least 4 hours before taking another dose. [See Dosage and Administration (2.1)]

FENTORA contains fentanyl, an opioid agonist and a Schedule II controlled substance, with an abuse liability similar to other opioid analgesics.  FENTORA can be abused in a manner similar to other opioid agonists, legal or illicit.  This should be considered when prescribing or dispensing FENTORA in situations where the physician or pharmacist is concerned about an increased risk of misuse, abuse or diversion.  Schedule II opioid substances which include morphine, oxycodone, hydromorphone, oxymorphone, and methadone have the highest potential for abuse and risk of fatal overdose due to respiratory depression.

Patients and their caregivers must be instructed that FENTORA contains a medicine in an amount which can be fatal to a child. Patients and their caregivers must be instructed to keep all tablets out of the reach of children.  [See Patient Counseling Information (17.1) and How Supplied/Storage and Handling (16.1)]

FENTORA is intended to be used only in the care of opioid tolerant cancer patients and only by healthcare professionals who are knowledgeable of and skilled in the use of Schedule II opioids to treat cancer pain.

The concomitant use of FENTORA with CYP3A4 inhibitors may result in an increase in fentanyl plasma concentrations, and may cause potentially fatal respiratory depression [see Drug Interactions (7)].

Contraindications:

• ACTIQ and FENTORA must not be used in opioid non-tolerant patients because life-threatening respiratory depression and death can occur at any dose in opioid non-tolerant patients

• ACTIQ and FENTORA are contraindicated in the management of acute or postoperative pain, including headache/migraine

• ACTIQ and FENTORA are contraindicated in patients with known hypersensitivity to any of the components or the drug fentanyl

Warnings and Precautions:

• Clinically significant respiratory and CNS depression can occur.  Monitor patients accordingly

• Use with other CNS depressants and cytochrome P450 3A4 inhibitors may increase depressant effects including hypoventilation, hypotension and profound sedation.  Consider dosage adjustments if warranted

• Titrate ACTIQ and FENTORA cautiously in patients with chronic obstructive pulmonary disease or preexisting medical conditions predisposing them to respiratory depression

• Administer ACTIQ and FENTORA with extreme caution in patients susceptible to intracranial effects of CO2 retention

• Application site reactions occurred in 10% of patients in FENTORA clinical trials and ranged from paresthesia to ulceration and bleeding

• Full and partially consumed ACTIQ units contain medicine that can be fatal to a child.  Ensure proper storage and disposal.  Interim safe storage container available (ACTIQ Child Safety Kit)

Adverse Reactions:

• For ACTIQ, most common adverse reactions during titration phase (frequency ≥5%): nausea, dizziness, somnolence, vomiting, asthenia and headache.  Most common adverse reactions during longer-term treatment (frequency ≥5%): dyspnea, constipation, anxiety, confusion, depression, rash and insomnia

• For FENTORA, most common adverse reactions during titration phase (frequency ≥10%): nausea and dizziness. Most common adverse reactions during longer-term treatment (frequency ≥10%): nausea, vomiting, fatigue, anemia, dizziness, peripheral edema, constipation, asthenia, dehydration and headache

Drug Interactions:

• Monitor patients who begin therapy with, or increase dose of, inhibitors of CYP 3A4for signs of opioid toxicity

• Monitor patients who stop therapy with, or decrease dose of, inducers of CYP 3A4 for signs of opioid toxicity

Use in Specific Populations:

• Administer FENTORA with caution to patients with severe hepatic or renal disease.  Please see accompanying full prescribing information.

Please see full prescribing information, including boxed warning, at www.actiq.com and www.fentora.com.

About Cephalon, Inc.

Cephalon is a global biopharmaceutical company dedicated to discovering, developing and bringing to market medications to improve the quality of life of individuals around the world. Since its inception in 1987, Cephalon has brought first-in-class and best-in-class medicines to patients in several therapeutic areas. Cephalon has the distinction of being one of the world’s fastest-growing biopharmaceutical companies, now among the Fortune 1000 and a member of the S&P 500 Index, employing approximately 4,000 people worldwide. The company sells numerous branded and generic products around the world. In total, Cephalon sells more than 180 products in more than 100 countries. More information on Cephalon and its products is available at http://www.cephalon.com/.

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In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide the Cephalon current expectations or forecasts of future events.  These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products; interpretation of clinical results;

prospects for regulatory approval; manufacturing development and capabilities; market prospects for its products; and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon, such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion.

Contacts:

Media:

Jenifer Antonacci

610-738-6674 (office)

jantonacci@cephalon.com

Investor Relations:

Chip Merritt

610-738-6376 (office)

cmerritt@cephalon.com

Joseph Marczely

610-883-5894 (office)

jmarczely@cephalon.com